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                                                                    EXHIBIT 99.1



Friday February 5, 6:14 pm Eastern Time

Company Press Release

Cardima Completes $15 Million Private
Placement

FREMONT, Calif.--(BW HealthWire)--Feb. 5, 1999--Cardima, Inc. (NASDAQ:CRDM - news) announced it completed the second tranche of a private placement which resulted in aggregate gross proceeds to the Company of $15 Million. In this second closing, the Company issued 1,696,500 shares of common stock to certain accredited investors at a purchase price of $2.00 per share. The Company had previously completed the first tranche of this private placement on January 21, 1999.

Cardima, Inc. designs, develops, manufactures and markets minimally invasive, single-use microcatheter-based systems for the dual purpose of finding and treating the two most common forms of cardiac arrhythmias: atrial fibrillation, a condition of the heart characterized by the irregular and very rapid beating of the heart's atrial chambers, and ventricular tachycardia, a life-threatening condition in which heartbeats are improperly initiated from within the ventricular walls, bypassing the heart's normal conduction system. Cardima is the only company developing unique microcatheter systems to be used in both diagnosing and treating AF and VT. For further information about atrial fibrillation and ventricular tachycardia, contact Cardima's website at www.cardima.com.

Contact:

  Cardima, Inc.
  Ronald E. Bourquin, 510/354-0162
  (Vice President and Chief Financial Officer) www.cardima.com